Exhibit 5.1

                        [LETTERHEAD OF CLARK WILSON LLP]


April 24, 2008

Easy Energy, Inc.
49 Ha'aroshet St., P.O. Box 6409
Karmiel 20100, Israel

Attention: Guy Ofir

Dear Sirs:

     Re:  Common Stock of Easy Energy, Inc. - Registration Statement on Form S-1

     We have acted as special counsel for Easy Energy, Inc, a Nevada corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed resale by the selling security holders named in the Registration Statement (the "Selling Stockholders") of up to 20,638,273 shares of the Company's common stock (the "Registered Shares") held by the Selling Stockholders of which 5,608,833 share are issued and outstanding and 15,029,440 are issuable upon the exercise of outstanding warrants.

     Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

     (a) Our opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable thereto;

     (b) We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

     In connection with this opinion, we have examined the following documents:

     (a)  Corporate Charter and Articles of the Company;

     (b)  By-Laws of the Company;

     (c)  Resolutions   adopted  by  the  Board  of  Directors  of  the  Company
          pertaining to the Registered Shares;

     (d)  The Registration Statement; and

     (e) The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

     In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares are, or will be upon the valid exercise of the warrants in accordance with their terms, validly issued, fully paid and non-assessable shares in the Company's common stock.

     We are familiar with the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK WILSON LLP


/s/ Clark Wilson LLP
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cc: Securities and Exchange Commission